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                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
MeriStar Hospitality Corporation


We consent to the use of our reports dated March 20, 2002, with respect to the consolidated balance sheets of MeriStar Hospitality Operating Partnership, L.P. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, partners' capital, and cash flows for each of the years in the three-year period ended December 31, 2001, and the related financial statement schedule of real estate and accumulated depreciation, and the related supplementary consolidating information, which reports appear in the December 31, 2001 annual report on Form 10-K/A of MeriStar Hospitality Operating Partnership, L.P. incorporated herein by reference, and our report dated January 28, 2002, with respect to the consolidated balance sheets of MeriStar Hospitality Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, and the related financial statement schedule of real estate and accumulated depreciation which report appears in the December 31, 2001 annual report on Form 10-K/A of MeriStar Hospitality Corporation incorporated herein by reference and to the reference to our firm under the heading "Experts" in the registration statement on Form S-4.

/s/ KPMG LLP


Washington, D.C.
May 16, 2002